Exhibit 6

Auditors’ Report

TO THE SHAREHOLDERS OF TALISMAN ENERGY INC.

We have audited the Consolidated Balance Sheets of Talisman Energy Inc. as at December 31, 2002 and 2001 and the Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and US generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles. We also report that, in our opinion, these principles have been applied, except for the change in the method of accounting for goodwill as explained in note 2 to the Consolidated Financial Statements, on a basis consistent with that of the preceding year.

Calgary, Canada	Ernst & Young LLP
February 14, 2003	Chartered Accountants

Consolidated Balance Sheets

(December 31)

(millions of Canadian dollars)	2002	2001
		restated, see note 2
Assets
Current
Cash (note 14)	27	17
Accounts receivable	719	654
Inventories (note 4)	147	99
Prepaid expenses	24	29
	917	799
Accrued employee pension benefit asset (note 15)	67	67
Other assets	99	25
Goodwill (note 2)	469	467
Property, plant and equipment (note 5)	10,042	9,461
	10,677	10,020
Total assets	11,594	10,819

Liabilities
Current
Accounts payable and accrued liabilities	803	869
Income and other taxes payable	186	146
Current portion of long-term debt (note 6)	—	189
	989	1,204
Deferred credits	57	87
Provision for future site restoration (note 10)	813	619
Long-term debt (note 6)	2,997	2,794
Future income taxes (notes 2 and 13)	2,236	1,989
	6,103	5,489
Contingencies and commitments (notes 9 and 10)

Shareholders’equity
Preferred securities (note 7)	431	431
Common shares (note 8)	2,785	2,831
Contributed surplus	75	77
Cumulative foreign currency translation (note 2)	140	—
Retained earnings	1,071	787
	4,502	4,126
Total liabilities and shareholders’equity	11,594	10,819

On behalf of the board:

David E. Powell	Dale G. Parker
Chairman of the Board	Director

See accompanying notes.

Consolidated Statements of Income

(Years ended December 31)

(millions of Canadian dollars)	2002	2001	2000
		restated, see note 2	restated, see note 2
Revenue
Gross sales	5,299	5,047	4,836
Less royalties	927	989	946
Net sales	4,372	4,058	3,890
Other (note 11)	80	82	99
Total revenue	4,452	4,140	3,989
Expenses
Operating	1,115	946	827
General and administrative	138	108	95
Depreciation, depletion and amortization	1,495	1,313	1,153
Dry hole	174	113	77
Exploration	185	147	100
Interest on long-term debt (note 5)	164	139	136
Other (note 12)	113	78	64
Total expenses	3,384	2,844	2,452
Income before taxes	1,068	1,296	1,537
Taxes (note 13)
Current income tax	258	342	334
Future income tax	162	72	196
Petroleum revenue tax	124	149	150
	544	563	680
Net income	524	733	857
Preferred security charges, net of tax	24	24	22
Net income available to common shareholders	500	709	835

Per common share (Canadian dollars)
Net income	3.73	5.25	6.05
Diluted net income	3.67	5.16	5.96
Average number of common shares outstanding (millions)	134	135	138
Diluted number of common shares outstanding (millions)	136	137	140

See accompanying notes.

Consolidated Statements of Retained Earnings

(Years ended December 31)

(millions of Canadian dollars)	2002	2001	2000
		restated, see note 2	restated, see note 2
Retained earnings, beginning of year	787	257	212
Net income	524	733	857
Adoption of new accounting policies (note 2)	—	—	(672)
Common share dividend	(80)	(81)	—
Purchase of common shares	(136)	(98)	(118)
Preferred security charges, net of tax	(24)	(24)	(22)
Retained earnings, end of year	1,071	787	257

See accompanying notes.

Consolidated Statements of Cash Flows

(Years ended December 31)

(millions of Canadian dollars)	2002	2001	2000
		restated, see note 2	restated, see note 2
Operating
Net income	524	733	857
Items not involving current cash flow (note 14)	1,936	1,614	1,456
Exploration	185	147	100
Cash flow	2,645	2,494	2,413
Deferred gain on unwound hedges	(43)	52	—
Changes in non-cash working capital (note 14)	(163)	(177)	322
Cash provided by operating activities	2,439	2,369	2,735
Investing
Corporate acquisitions (note 3)	—	(1,213)	—
Capital expenditures
Exploration, development and corporate	(1,874)	(1,912)	(1,194)
Acquisitions	(244)	(186)	(431)
Proceeds of resource property dispositions	30	47	81
Investments	(36)	—	—
Changes in non-cash working capital	2	52	(407)
Cash used in investing activities	(2,122)	(3,212)	(1,951)
Financing
Long-term debt repaid	(1,397)	(568)	(1,294)
Long-term debt issued	1,417	1,617	781
Common shares purchased	(184)	(117)	(173)
Common share dividends	(80)	(81)	—
Preferred security charges	(42)	(42)	(40)
Deferred credits and other	(21)	(25)	(36)
Cash (used in) provided by financing activities	(307)	784	(762)
Net increase (decrease) in cash	10	(59)	22
Cash, beginning of year	17	76	54
Cash, end of year	27	17	76

See accompanying notes.

Notes to the Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars (“$”or “C$”) except as noted)

1.                  SIGNIFICANT ACCOUNTING POLICIES

The Consolidated Financial Statements of Talisman Energy Inc. (“Talisman”or the “Company”) have been prepared by management in accordance with accounting principles generally accepted in Canada. A summary of the differences between accounting principles generally accepted in Canada and those generally accepted in the United States (“US”) is contained in note 18 to these statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

a) CONSOLIDATION

The Consolidated Financial Statements include the accounts of Talisman and its subsidiaries. A substantial portion of Talisman’s activities are conducted jointly with others and the Consolidated Financial Statements reflect only the Company’s proportionate interest in such activities.

b) INVENTORIES

Product inventories are valued at the lower of average cost and market value. Materials and supplies are valued at the lower of average cost and net realizable value.

c) PROPERTY, PLANT AND EQUIPMENT

The Successful Efforts method is used to account for oil and gas exploration and development costs. Under this method, acquisition costs of oil and gas properties and costs of drilling and equipping development wells are capitalized. Costs of drilling exploratory wells are initially capitalized and, if subsequently determined to be unsuccessful, are charged to dry hole expense. All other exploration costs, including geological and geophysical costs and annual lease rentals, are charged to exploration expense when incurred. Producing properties and significant unproved properties are assessed annually, or as economic events dictate, for potential impairment. Any impairment loss is the difference between the carrying value of the asset and its net recoverable amount (undiscounted).

d) DEPRECIATION, DEPLETION AND AMORTIZATION

Capitalized costs of proved oil and gas properties are depleted using the unit of production method. For purposes of these calculations, production and reserves of natural gas are converted to barrels on an energy equivalent basis.

Successful exploratory wells and development costs are depleted over proved developed reserves while acquired resource properties with proved reserves, including offshore platform costs, are depleted over proved reserves. Acquisition costs of probable reserves are not depleted or amortized while under active evaluation for commercial reserves. Costs are transferred to depletable costs as proved reserves are recognized. At the date of acquisition, an evaluation period is determined after which any remaining probable reserve costs associated with producing fields are transferred to depletable costs; costs not associated with producing fields are amortized over a period not exceeding the remaining lease term.

Costs associated with significant development projects are not depleted until commercial production commences. Unproved land acquisition costs that are individually immaterial are amortized on a straight-line basis over the average lease term until properties are determined to be productive or impaired. Gas plants, net of estimated salvage values, are depreciated on a straight-line basis over their estimated remaining useful lives, not to exceed the estimated remaining productive lives of related fields. Pipelines and corporate assets are depreciated using the straight-line method at annual rates of 7% and 5% to 33%, respectively.

e) FUTURE SITE RESTORATION

Estimated costs of future dismantlement, site restoration and abandonment of oil and gas properties, including offshore production platforms, are provided for using the unit of production method while those of gas plants and facilities are provided for using the straight-line method at rates approximating their useful lives but not exceeding the estimated remaining productive lives of related fields. The annual provision is included within depletion, depreciation and amortization expense and is based on engineering estimates using current costs and technology and in accordance with existing legislation and industry practice. Expenditures are charged against the accumulated provision as incurred. When a property is disposed of, the associated accumulated provision is eliminated and included in determination of the gain or loss on disposal.

f) CAPITALIZED INTEREST

Interest costs associated with major development projects are capitalized until commercial production commences.

g) ROYALTIES

Certain of the Company’s foreign operations are conducted jointly with the respective national oil companies. These operations are reflected in the Consolidated Financial Statements based on Talisman’s working interest in such activities. All other government stakes, other than income taxes, are considered to be royalty interests. Royalties on production from these joint foreign operations represent the entitlement of the respective governments to a portion of Talisman’s share of crude oil, liquids and natural gas production and are recorded using rates in effect under the terms of contracts at the time of production.

h) PETROLEUM REVENUE TAX

United Kingdom Petroleum Revenue Tax (“PRT”) is accounted for using the life of the field method whereby total future PRT is estimated using current reserves and anticipated costs and prices and charged to income based on net operating income as a proportion of estimated future net operating income. Changes in the estimated total future PRT are accounted for prospectively.

i) FOREIGN CURRENCY TRANSLATION

Effective January 1, 2002, the Company adopted the US dollar as its functional currency. Prior to January 1, 2002, the functional currency of the Company was the Canadian dollar. The Company’s financial results have been reported in Canadian dollars as explained below. See note 2 for additional disclosure regarding the change in functional currency and the treatment of foreign exchange gains and losses on long-term debt.

The Company’s self-sustaining operations, which include the Canadian and UK operations, are translated into US dollars using the current rate method, whereby assets and liabilities are translated at period-end exchange rates, while revenues and expenses are converted using average rates for the period. Gains and losses on translation to US dollars relating to self-sustaining operations are deferred and included in a separate component of shareholders’equity described as cumulative foreign currency translation.

The remaining foreign operations are not considered self-sustaining and are translated using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates in effect on the dates the assets were acquired or liabilities were assumed. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Gains and losses on translation are reflected in income when incurred.

The Company’s financial results have been reported in Canadian dollars with amounts translated to Canadian dollars as follows: assets and liabilities at the rate of exchange in effect at the applicable balance sheet date and revenues and expenses at the average exchange rates for the periods. The Company’s share capital accounts including its preferred securities, common shares and contributed surplus are translated at rates in effect at the time of issuance. Unrealized gains and losses resulting from the translation to Canadian dollars are accumulated in the cumulative foreign currency translation account.

j) EMPLOYEE BENEFIT PLANS

The cost of pensions and other retirement benefits earned by employees is determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. The discount rate used to determine the accrued benefit obligation is determined by reference to market interest rates at the measurement date on high-quality debt instruments with cash flows that match the timing and amount of expected benefit payments. For purposes of calculating the expected return on plan assets, those assets are valued at fair value. The excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service life of active employees. The transitional asset and obligations are being amortized over the average remaining service period of active employees expected to receive benefits under the benefit plans.

k) DERIVATIVE FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

The Company may enter into derivative financial instruments to hedge against adverse fluctuations in foreign exchange rates, electricity rates, interest rates and commodity prices. Payments or receipts on derivative financial instruments that are designated and effective as hedges are recognized in income concurrently with the hedged transaction and are recorded in the statements of income and cash flows in the line item associated with the hedged transaction. For example, gains and losses on commodity hedges are included in revenues.

If the derivative financial instrument that has been designated as a hedge is terminated, is no longer designated as part of the hedging relationship, or if it is no longer probable that the anticipated transaction will occur substantially as and when identified at the inception of the hedging relationship, the gain or loss at that date is deferred and recognized concurrently with the anticipated transaction. Subsequent changes in the value of the financial instrument are reflected in income. Any derivative financial instrument that does not constitute a hedge is recorded at fair value with any resulting gain or loss reflected in income.

All of the Company’s outstanding derivative financial instruments as disclosed in note 9 meet the hedging requirements under Canadian GAAP, including the documentation requirement. The hedging requirements consist of the designation of the instrument as a hedge, the identification of the nature of the risk exposure being hedged and that there is reasonable assurance that the instrument is expected to be an effective hedge throughout its term. In addition, in the case of anticipated transactions, it is also probable that the transaction designated as being hedged will occur. The Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that have been designated as hedges are highly effective in offsetting changes in fair value or cash flows of the hedged items.

The Company enters into commodity contracts as a normal course of business including ones with fixed or optional pricing terms. The contracts outstanding at December 31, 2002 are disclosed in note 10. The Company’s production is expected to be sufficient to deliver all required volumes under these contracts. No amounts are recognized in the financial statements related to these contracts until such time as the associated volumes are delivered.

l) INCOME TAXES

Talisman uses the liability method to account for income taxes. Under the liability method, future income taxes are based on the differences between assets and liabilities reported for financial accounting purposes from those reported for income tax. Future income tax assets and liabilities are measured using substantively enacted tax rates. The impact of a change in tax rate is recognized in net income in the period in which the tax rate is substantively enacted.

m) REVENUE RECOGNITION

Revenues associated with the sale of crude oil, natural gas and liquids represents the sales value of the Company’s share of petroleum production during the year (the entitlement method). Differences between production and amounts sold are not significant. Amounts received under take-or-pay gas sales contracts in respect of undelivered volumes is accounted for as deferred income. In accordance with contract provisions, Talisman received upstream capital cost recovery priority in Sudan, which resulted in an accumulation of deferred oil revenue. In 2001, all deferred oil revenues have been realized and commencing in the second quarter of 2001, upstream capital cost recovery reverted to being proportionately shared based on working interest.

n) STOCK OPTION PLANS

Talisman has stock option plans for employees and directors, which are described in note 8. No amount of compensation expense has been recognized in the financial statements. Any consideration paid by employees on exercise of options is credited to share capital.

o) GOODWILL

Goodwill represents the excess purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Goodwill is no longer amortized and is subject to ongoing annual impairment reviews, or as economic events dictate, based on the fair value of reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value, then a second test is performed to determine the amount of the impairment. The amount of the impairment is determined by deducting the fair value of the reporting unit’s individual assets and liabilities from the fair value of the reporting unit to determine the implied fair value of goodwill and comparing that amount to the book value of the reporting unit’s goodwill. Any excess of the book value of goodwill over the implied fair value of goodwill is the impairment amount. See note 2 for additional information on the change in accounting for goodwill.

p) DILUTED EARNINGS PER SHARE

The Company uses the treasury method for calculating diluted earnings per share. This method assumes that any proceeds from the exercise of a convertible instrument would be used to purchase common shares at the average market price during the period. Outstanding stock options are the only instruments that are dilutive to earnings per share. For 2002, 1,080,035 stock options that were antidilutive have been excluded from the computation of diluted earnings per share (2001 – 2,249, 145; 2000 – nil).

q) COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the presentation adopted in 2002.

2.                  CHANGES IN ACCOUNTING

FUNCTIONAL CURRENCY

As disclosed in note 1(i) above, effective January 1, 2002, the Company adopted the US dollar as its functional currency. Prior to January 1, 2002, the functional currency of the Company was the Canadian dollar. The Canadian and UK operations are considered self-sustaining with the Canadian dollar and Pound Sterling as their respective functional currencies. The remaining foreign operations are considered integrated and have the US dollar as their functional currency.

The change in functional currency of the Company is due to the increased exposure to the US dollar as a result of the growth in international operations. The adoption of the Pound Sterling as the functional currency of the UK operations is the result of the increased financial self-sustainability of this operation and its overall exposure to Pound Sterling transactions.

The change in functional currency decreased net income for the year by $15 million, primarily relating to foreign exchange gains on US dollar denominated debt. Had the UK operations continued to be accounted for as being integrated with the parent Company’s operations, the Company would have recorded a $130 million reduction to net income, primarily related to foreign exchange losses on its Pound Sterling denominated liabilities.

FOREIGN EXCHANGE GAINS AND LOSSES ON LONG-TERM DEBT

In accordance with a new accounting standard adopted for 2002 by the Canadian Institute of Chartered Accountants (CICA), the Company no longer defers and amortizes the gains or losses on foreign currency denominated long-term debt. Such gains or losses are reflected in the Income Statement in the period incurred. The new standard is being applied retroactively with the financial statements of comparative periods restated. The impact of the new standard on the current year’s results was to decrease net income by $3 million.

The effect of the restatement on the prior released financial statements reduced net income, other assets, retained earnings (at time of adoption) and net income per share by the following amounts:

(millions of dollars — except per share amounts)	2001	2000
Net income	53	49
Other assets at December 31	103	51
Retained earnings — adoption of new accounting policies	—	2
Net income per share	0.40	0.36

GOODWILL

In accordance with a new accounting standard of the CICA, the amortization of goodwill ceased January 1, 2002. This change did not have a significant impact on the Company’s financial results.

CHANGE IN INCOME TAX ACCOUNTING POLICY IN PRIOR YEAR

Effective January 1, 2000, the Company retroactively adopted without restatement the liability method to account for income taxes. The liability method is explained in note 1(l). Previously, the deferral method was followed, which determined deferred income taxes based on the differences in the timing of income and expenses reported for financial accounting purposes from those reported for income tax purposes. The effect of the accounting change was to increase net income for 2000 by $80 million, increase the January 1, 2000 future tax liability by $670 million and decrease retained earnings on adoption of new accounting policy by $670 million. The adjustment to retained earnings resulted primarily from the recognition of the future tax cost of past corporate acquisitions where the tax basis acquired was less than the purchase price.

3.                  CORPORATE ACQUISITIONS

PETROMET RESOURCES LIMITED

In May 2001, Talisman acquired Petromet Resources Limited (“Petromet”), an oil and gas exploration and development company, for $765 million and long-term debt assumed of $57 million. The acquisition has been accounted for using the purchase method and the results have been included in these financial statements from the date of acquisition.

Net Assets Acquired
Property, plant and equipment	795
Goodwill	301
Net non-cash working capital	(6)
Future income tax	(264)
826
Less acquisition costs	(4)
822

LUNDIN OIL AB

In August 2001, Talisman acquired Lundin Oil AB (“Lundin”), an oil and gas exploration and development company, for $431 million (net of cash on hand) and long-term debt assumed of $70 million. The acquisition has been accounted for using the purchase method and the results have been included in these financial statements from the date of acquisition.

Net Assets Acquired
Property, plant and equipment	515
Goodwill	176
Net non-cash working capital	(19)
Future income tax	(158)
514
Less acquisition costs	(13)
501

4.                  INVENTORIES

December 31	2002	2001
Materials and supplies	143	96
Product	4	3
	147	99

5.                  PROPERTY, PLANT AND EQUIPMENT

		Accumulated	Net book
December 31, 2002	Cost	DD&A	value
Oil and gas properties	10,198	4,264	5,934
Gas plants, pipelines and production equipment	5,576	1,547	4,029
Corporate assets	213	134	79
	15,987	5,945	10,042
December 31, 2001
Oil and gas properties	9,033	3,193	5,840
Gas plants, pipelines and production equipment	4,863	1,298	3,538
Corporate assets	194	111	83
	14,063	4,602	9,461

In the year ended December 31, 2002, interest costs of $25 million (2001 — $19 million, 2000 — $16 million) were capitalized. In 2002, capitalized interest relates to the Block PM-3 CAA development in Southeast Asia.

Included in property, plant and equipment are the following costs that were not currently subject to depreciation, depletion or amortization (“DD&A”):

Non-depleted capital at December 31	2002	2001
Acquired probable reserve costs(1)
Canada — associated with producing fields	102	229
North Sea — associated with producing fields	—	120
North Sea — not associated with producing fields	13	22
Southeast Asia — not associated with producing fields	39	39
Exploration costs(2)	309	399
Development projects(3)
Southeast Asia	437	267
North Sea	88	142
Algeria	175	21
Trinidad	30	—
	1,193	1,239

(1)	Acquisition costs of probable reserves are not depleted or amortized while under active evaluation for commercial reserves.
(2)	Exploration costs consist of drilling in progress, wells awaiting determination of proved reserves or commencement of production.
(3)	Development projects are not depleted pending initial production.

The carrying values of property, plant and equipment, including acquired probable reserve costs, are subject to uncertainty associated with the quantity of oil and gas reserves, future production rates, commodity prices and other factors. Future events could result in material changes to the carrying values recognized in the financial statements.

6.                  LONG-TERM DEBT

December 31	2002	2001
Bank Credit Facilities(1)&(2)
Acquisition Credit Facility (2001 — 2.94%)	—	625
Bank Credit Facilities (2002 — 3.32%, 2001 — 2.80%)	265	639
Debentures and Notes (Unsecured)(3)
6.625% notes (£250 million), due 2017	576	—
7.25% debentures (US$300 million), due 2027	474	478
5.80% medium term notes, due 2007	385	60
6.96% notes (US$200 million), due 2005	316	318
7.125% debentures (US$175 million), due 2007	276	279
5.70% medium term notes, due 2003(2)	180	180
8.06% medium term notes, due 2009	174	175
6.68% notes (US$100 million), due 2008	158	—
6.89% notes (US$50 million), Series B, due 2006(4)	79	79
9.80% debentures, Series B, due 2004	75	75
6.71% notes (US$25 million), Series A, due 2004	39	40
9.66% medium term notes, due 2002	—	35
	2,997	2,983
Less current portion	—	(189)
	2,997	2,794

(1)	Rates reflect the weighted-average interest rate of instruments outstanding at December 31. Rates are floating rate-based and vary with changes in short-term market interest rates.
(2)

The amount outstanding at December 31, 2002 has been classified as long-term debt since the Company has both the ability to replace the current portion with long-term borrowings under the revolving bank credit facilities and the intention to extend the terms of the respective credit facilities in 2003.

(3)	Interest on debentures and notes is payable semi-annually except for the 6.625% notes (£250 million), which is payable annually.
(4)	Repayable in five equal annual installments commencing 2006.

During 2002, the Company completed a $571 million (£250 million) Eurobond offering of 6.625% notes due December 5, 2017. The Company entered into US dollar cross currency swap contracts and interest rate swap contracts for an equivalent amount of the notes which have in effect converted this indebtedness to US$364 million with a floating interest rate based on US LIBOR. The swap contracts expire December 5, 2009.

BANK CREDIT FACILITIES

Talisman has unsecured credit facilities totaling $1,049 million, consisting of facilities of $437 million (“Facility No. 1”), $512 million (“Facility No. 2”) and $100 million (“Facility No. 3”). The maturity date of Facility No. 1 is March 23, 2005, although this date may be extended from time to time upon agreement between the Company and the respective lenders. Prior to the maturity date, the Company may borrow, repay and reborrow at its discretion. The term dates of Facility Nos. 2 and 3 are March 19, 2003 and August 26, 2003, respectively. Until each term date, the Company may borrow, repay and reborrow at its discretion. Annually, upon agreement between the Company and the respective lenders, each term date may be extended for an additional 364 days. Facility No. 2 expires four years after the then current term date and, if the term is not extended, must be repaid in equal semi-annual payments beginning six months after the term date. Facility No. 3 expires one year after the then current term date and, if the term is not extended, must be repaid on the maturity date.

Borrowings under Facility Nos. 1 and 2 are available in the form of prime loans, Canadian or US dollar bankers’acceptances, US dollar base rate loans or LIBOR-based loans. In addition, drawings to a total of $475 million may be made by letters of credit. Borrowings under Facility No. 3 are available in the form of prime loans, Canadian bankers’acceptances, US dollar base rate loans, LIBOR-based loans and letters of credit.

REPAYMENT SCHEDULE

The Company’s contractual minimum repayments of long-term debt in the next five years are as follows:

Year
2003(1)	180
2004	124
2005	571
2006	16
2007	677
Subsequent to 2007	1,429
Total	2,997

(1)

The portion of long-term debt payable in 2003 has been classified as long-term debt since the Company has both the ability to replace the current portion with long-term borrowings under the revolving bank credit facilities and the intention to extend the terms of the facilities in 2003.

7.                  PREFERRED SECURITIES

During 1999, Talisman issued 12 million preferred securities (“securities”) as unsecured junior subordinated debentures, at US$25 per security, of which six million 9% securities are due February 15, 2048 and six million 8.9% securities are due June 15, 2048. The securities are redeemable, in whole or in part, at par by Talisman through the payment of cash or issuance of common shares at any time on or after February 15, 2004 and June 15, 2004, respectively. The Company has the option to defer the payment of the security charges for up to 20 consecutive three month periods and satisfy such deferred security charges with either cash or the issuance of common shares. Security charges are due quarterly.

8.                  SHARE CAPITAL

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and first and second preferred shares. No preferred shares have been issued.

Continuity of common shares	2002		2001		2000
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, beginning of year	133,733,182	2,831	135,344,045	2,849	138,346,297	2,901
Issued on exercise of options	1,154,067	36	1,512,898	49	1,276,048	38
Purchased during year	(3,847,500)	(82)	(3,036,400)	(65)	(4,278,300)	(90)
Cancelled pursuant to terms of plans of arrangements	(314)	—	(87,361)	(2)	—	—
Balance, end of year	131,039,435	2,785	133,733,182	2,831	135,344,045	2,849

During the year ended December 31, 2002, Talisman repurchased 3,847,500 common shares of the Company pursuant to a normal course issuer bid for a total of $220 million (2001 — $166 million; 2000 — $210 million). Subsequent to year end, the Company repurchased an additional 1,986,200 common shares for $113 million pursuant to the normal course issuer bid.

In 2001, Talisman cancelled 87,361 common shares of the Company pursuant to the terms of the offering agreements of certain past corporate acquisitions. As a result of the cancellation of these shares, $2 million was credited to contributed surplus. An additional 314 common shares were cancelled in 2002.

STOCK OPTION PLANS

Talisman has stock option plans that allow employees and directors to receive options to purchase common shares of the Company. Options granted under the plans are generally exercisable after three years and expire 10 years after the grant date. Option exercise prices approximate the market price for the common shares on the date the options are issued.

No amount of compensation expense has been recognized in the Consolidated Financial Statements for stock options granted to employees and directors. The following table provides pro forma measures of net income and net income per common share had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

	2002		2001		2000
	As	Pro	As	Pro	As	Pro
	Reported	Forma	Reported	Forma	Reported	Forma
Net income	524	493	733	709	857	841
Per common share
Basic	3.73	3.50	5.25	5.08	6.05	5.93
Diluted	3.67	3.44	5.16	4.99	5.96	5.85

Stock options granted in 2002 had an estimated weighted-average fair value of $26.19 per option (2001 — $22.80 per option; 2000 — $16.83 per option). All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price.

The estimated fair value of stock options issued was determined using the Black-Scholes model using the following weighted- average assumptions:

	2002	2001	2000
Risk-free interest rate (%)	5.1	4.9	6.2
Estimated hold period prior to exercise (years)	5.4	5.3	5.4
Volatility in the price of the Company’s common shares (%)	41	39	35
Dividends ($/share)	0.60	0.60	—

Continuity of stock options	2002		2001		2000
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	7,497,611	41.49	6,854,806	33.84	7,211,864	32.30
Granted	1,100,710	64.73	2,301,828	58.39	1,097,427	39.31
Exercised	1,154,067	30.54	1,512,898	32.19	1,276,048	29.39
Forfeited	59,150	57.53	146,125	45.24	176,637	36.93
Expired	1,050	57.88	—	—	1,800	42.55
Outstanding at December 31	7,384,054	46.53	7,497,611	41.49	6,854,806	33.84
Exercisable at December 31	3,142,629	34.34	3,246,985	34.87	3,529,921	32.67
Options available for future grants pursuant to the Company’s Stock Option Plans	3,155,889		4,196,399		2,852,102

The range of exercise prices of the Company’s outstanding stock options is as follows:

December 31, 2002	Outstanding Options			Exercisable Options
		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	of	Exercise	Years to	of	Exercise
Range of Exercise Prices	Options	Price	Expiry	Options	Price
$24.25 to $29.99	1,167,871	25.79	5	1,167,871	25.79
$30.00 to $39.99	1,509,492	36.10	6	612,892	33.00
$40.00 to $49.99	1,409,068	42.28	5	1,336,276	41.91
$50.00 to $59.99	2,197,663	58.35	8	15,140	58.55
$60.00 to $68.36	1,099,960	64.73	9	10,450	64.73
$24.25 to $68.36	7,384,054	46.53	7	3,142,629	34.34

At December 31, 2002, 10,539,943 common shares were reserved for issuance related to the stock option plans.

9.                  FINANCIAL INSTRUMENTS

FINANCIAL CONTRACTS

The following financial contracts were outstanding at December 31:

a) Interest rates

In December 1994, in anticipation of issuing the US$175 million 7.125% debentures, Talisman entered into interest rate swap contracts to hedge against possible adverse interest rate fluctuations. These contracts result in Talisman paying interest at a rate of 8.295% in exchange for receiving the three-month LIBOR rate on notional principal of US$100 million until May 16, 2005. Based on the LIBOR rate at December 31, 2002, these contracts result in an effective rate of interest on the debentures of 10.8%.

b) Cross currency and interest rate swaps

As disclosed in note 6, in conjunction with the Eurobond offering, the Company entered into US dollar cross currency swap contracts and interest rate swap contracts for an equivalent amount of the notes, which have in effect converted the original Pounds Sterling fixed interest rate on this indebtedness into US dollars with a floating interest rate based on three month US LIBOR. The swap contracts expire December 5, 2009. Subsequently in 2002, the Company entered into a forward rate swap agreement to effectively fix the rate of the next three month US LIBOR payment due in March 2003 under the interest rate swap contracts.

c) Foreign exchange forward contracts

During 2002, the Company entered into foreign exchange forward contracts to purchase £178 million for US$275 million during the first six months of 2003. These forward contracts fix the exchange rate used to convert a portion of the Company’s US dollar denominated revenues received in the UK into Pounds Sterling for purposes of paying operating costs and capital expenditures.

d) Commodity prices

The Company entered into the following commodity price derivative contracts to reduce the volatility of anticipated natural gas and crude oil revenues. The amounts shown below are the weighted-average of the contracts outstanding.

NATURAL GAS DERIVATIVE CONTRACTS

Fixed price swaps	2003	Two-way collars	2003	Three-way collars	2003
Volumes (mcf/d)	35,600	Volumes (mcf/d)	13,400	Volume (mcf/d)	11,500
Price ($/mcf)	6.54	Ceiling ($/mcf)	6.94	Ceiling ($/mcf)	3.54
		Floor ($/mcf)	6.23	Floor ($/mcf)	3.25
				Sold put ($/mcf)	2.68

The natural gas price reference for the above contracts is AECO. The three-way collars are similar to two-way collars except that should the index price fall below the sold put price, Talisman will receive the index price plus the difference between the floor and sold put prices.

CRUDE OIL DERIVATIVE CONTRACTS

Fixed price swaps (WTI oil index)	2003	Fixed price swaps (Brent oil index)	2003
Volumes (bbls/d)	30,000	Volumes (bbls/d)	10,000
Price (US$/bbl)	25.34	Price (US$/bbl)	21.75
Two-way collars (WTI oil index)	2003	Two-way collars (Brent oil index)	2003
Volumes (bbls/d)	23,000	Volumes (bbls/d)	12,000
Ceiling price (US$/bbl)	28.48	Ceiling price (US$/bbl)	25.71
Floor price (US$/bbl)	23.05	Floor price (US$/bbl)	22.23

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Asset (liability) at December 31	2002			2001
	Carrying	Fair		Carrying	Fair
	Value	Value	Unrecognized	Value	Value	Unrecognized
Debentures and notes	(2,732)	(3,006)	(274)	(1,719)	(1,767)	(48)
Foreign currency swaps	—	14	14	—	—	—
Cross currency and interest rate swaps	—	72	72	—	(19)	(19)
Natural gas derivatives	—	(10)	(10)	—	69	69
Crude oil derivatives	—	(52)	(52)	—	91	91

Borrowings under bank credit facilities are for short terms and are market rate based, thus, carrying values approximate fair value. The fair value of debentures and notes is based on market quotations, which reflect the discounted present value of the principal and interest payments using the effective yield at December 31 for instruments having the same term and risk characteristics. Fair values for derivative instruments are determined based on the estimated cash payment or receipt necessary to settle the contract at December 31. Cash payments or receipts are based on discounted cash flow analysis using current market rates and prices.

The fair values of other financial instruments, including cash, accounts receivable, accounts payable, and income and other taxes payable, approximate their carrying values.

CREDIT RISK

A significant portion of the Company’s accounts receivable is due from entities in the oil and gas industry. Concentration of credit risk is mitigated by having a broad domestic and international customer base, which includes a significant number of companies engaged in joint operations with Talisman. The Company routinely assesses the financial strength of its partners and customers, including parties involved in marketing or other commodity arrangements.

The Company is exposed to credit risk associated with possible non-performance by derivative instrument counter parties. The Company actively limits the total exposure to individual counter parties.

10.           CONTINGENCIES AND COMMITMENTS

Talisman is party to various legal claims associated with the ordinary conduct of business. These claims are not currently expected to have a material impact on the Company’s financial position.

A suit which seeks class action status was filed against Talisman in the United States District Court (Southern District of New York), under the Alien Tort Claims Act relating to the civil conflict in Sudan. Damages sought under the suit are indeterminate.

Talisman’s estimated total future dismantlement, site restoration and abandonment liability at December 31, 2002 was $1.7 billion (2001 — $1.5 billion), approximately 80% of which is denominated in UK Pounds Sterling. At December 31, 2002, Talisman had accrued $813 million (2001 — $619 million) of this liability and will continue to accrue the remaining balance in accordance with the Company’s policy as set out in note 1(e). The Company has provided letters of credit in 2003 in the amount of £161 million ($411 million) as security for the costs of future dismantlement, site restoration and abandonment costs for certain North Sea fields included in the above total. Estimated future dismantlement, site restoration and abandonment costs and the related provision in the financial statements are subject to uncertainty associated with the method, timing and extent of future dismantlement, site restoration and abandonment. For example, changes in legislation or technology may result in actual future costs that differ materially from those estimated.

Talisman has firm commitments for gathering, processing and transportation services that require the Company to pay tariffs to third parties for processing or shipment of certain minimum quantities of crude oil and liquids and natural gas. The Company has sufficient production to meet these commitments.

Talisman leases certain of its vessels and corporate offices, all of which are accounted for as operating leases. Talisman is under contract to lease two vessels from third parties. The term of the Ross Floating Production, Storage and Offloading vessel (“FPSO”) lease depends on the expected life of the Ross and Blake fields. A lease for an FPSO contracted in Malaysia expires in 2004. In addition, Talisman has ongoing operating commitments associated with the vessels.

Estimated future minimum commitments(1)

						Subsequent
	2003	2004	2005	2006	2007	to 2007	Total
Office leases	18	15	15	15	15	113	191
Vessel leases	52	63	—	—	—	—	115
Transportation and processing commitments(2)	145	97	76	70	63	491	942
Minimum work commitments	262	104	48	22	25	—	461
Abandonment obligations	24	24	25	90	19	1,549	1,731
Other service contracts	16	16	16	16	6	90	160
Total	517	319	180	213	128	2,243	3,600

(1)	Future minimum payments denominated in foreign currencies have been translated into Canadian dollars based on the December 31, 2002 exchange rate.
(2)	Certain of the Company’s transportation commitments are tied to firm gas sales contracts.

The Company has entered into sales contracts for a portion of its future North American natural gas production. The following are the average volumes under contract and the weighted-average contract price in each of the years shown.

Fixed price sales	2003	2004	Three-way collars	2003	2004
Volumes (mcf/d)	71,250	33,200	Volumes (mcf/d)	14,500	15,250
Average price ($/mcf)	3.91	3.42	Ceiling ($/mcf)	3.59	3.49
			Floor ($/mcf)	3.39	3.32
			Sold put strike ($/mcf)	2.78	2.67

The three-way collars are similar to two-way commodity collars, except that should the NIT (Nova Inventory Transfer) index fall below the sold put strike price, Talisman will receive NIT plus the difference between the floor and sold put strike prices.

The Company has also sold forward 15,000 mcf/d of North Sea natural gas production for the period April to September 2003 at $4.40/mcf.

11.           OTHER REVENUE

Years ended December 31	2002	2001	2000
Pipeline and custom treating tariffs	69	63	82
Investment income	8	15	13
Marketing income	3	4	4
	80	82	99

12.           OTHER EXPENSES (INCOME)

Years ended December 31	2002	2001	2000
Net loss (gain) on asset disposals	10	(11)	(12)
Foreign exchange losses(1)	28	51	57
Project loan facility deferred costs write-off	—	17	—
Property impairments	74	—	—
Other expense (income)	1	21	19
	113	78	64

(1)	Foreign exchange gains and losses for 2001 and 2000 have been restated for a new accounting standard. See note 2.

13.           TAXES

Income Taxes

The current and future income taxes for each of the three years ended December 31 are as follows:

	2002	2001	2000
Current income taxes (recovery)
Canada(1)	(20)	45	10
United Kingdom	131	153	233
Netherlands	—	9	4
Southeast Asia(2)	76	83	31
Sudan	68	50	54
Other	3	2	2
	258	342	334
Future income taxes (recovery)
Canada	67	134	147
United Kingdom	109	(68)	(33)
Netherlands	7	(1)	2
Southeast Asia(2)	(3)	15	89
Sudan	16	3	5
Other	(34)	(11)	(14)
	162	72	196
Income taxes	420	414	530

(1)	Current Canadian income taxes include the federal tax on large corporations, net of Alberta royalty tax credits.
(2)	Includes operations in Indonesia and Malaysia/Vietnam.

The components of the net future tax liability at December 31, are as follows:

	2002	2001
Future tax liabilities
Property, plant and equipment	2,392	2,137
Pension assets	21	22
Other	184	90
	2,597	2,249
Future tax assets
Provision for future site restoration	297	195
Other	64	65
	361	260
Net future tax liability	2,236	1,989

Future distribution taxes associated with operations in the UK have not been recorded because, based on current plans, repatriation of funds in excess of foreign reinvestment will not result in material amounts of tax expense. Unremitted earnings in other foreign jurisdictions are not material.

Income taxes vary from the amount that would be computed by applying the Canadian statutory income tax rate of 42.08% for the year ended December 31, 2002 (2001 — 42.45%; 2000 — 44.04%) as follows:

Years ended December 31	2002	2001	2000
Income taxes calculated at the Canadian statutory rate	442	572	698
Increase (decrease) in income taxes resulting from:
Non-deductible royalties, mineral taxes and expenses	138	207	203
Resource allowances	(128)	(168)	(162)
Non-deductible depreciation, depletion and amortization	—	4	—
Deductible PRT expense	(51)	(62)	(64)
Lower foreign tax rates (net)	(108)	(90)	(172)
Provincial rebates and credits	(10)	(40)	(1)
Federal tax on large corporations	9	9	7
Change in statutory tax rates	116	(34)	—
Other	12	16	21
Income taxes	420	414	530

PETROLEUM REVENUE TAX

Petroleum Revenue Tax (PRT) expense primarily relates to the UK and is comprised of current tax expense of $91 million (2001 — $102 million; 2000 — $165 million) and deferred tax expense of $33 million (2001 — $47 million expense; 2000 — $15 million recovery). The measurement of PRT expense and the related provision in the Consolidated Financial Statements is subject to uncertainty associated with future recovery of oil and gas reserves, commodity prices and the timing of future events, which could result in material changes to deferred amounts.

14.           CONSOLIDATED STATEMENTS OF CASH FLOWS

Selected cash flow information:

Years ended December 31	2002	2001	2000
Net income	524	733	857
Items not involving current cash flow
Depreciation, depletion and amortization	1,495	1,313	1,153
Property impairments	74	—	—
Dry hole	174	113	77
Net loss (gain) on asset disposals	10	(11)	(12)
Future taxes and deferred PRT	195	119	181
Other	(12)	80	57
	1,936	1,614	1,456
Exploration	185	147	100
Cash flow	2,645	2,494	2,413
Cash interest paid (net of capitalized interest)	156	137	147
Cash income taxes paid	274	365	182

Cash and cash equivalents include short-term investments with maturities of three months or less.

Changes in operating non-cash working capital consisted of the following:

Years ended December 31	2002	2001	2000
Accounts receivable	(155)	266	(247)
Inventories	(42)	10	(19)
Prepaid expenses	5	(9)	2
Accounts payable and accrued liabilities	(16)	(323)	385
Income and other taxes payable	45	(121)	201
Net source (use) of cash	(163)	(177)	322

15.           EMPLOYEE BENEFITS

The Company sponsors both defined benefit and defined contribution pension arrangements covering substantially all employees. The Company uses actuarial reports prepared by independent actuaries for funding and accounting purposes. The following significant actuarial assumptions were employed to determine the periodic pension expense and the accrued benefit obligations:

	2002	2001	2000
Expected long-term rate of return on plan assets (%)	7.5	7.5	7.5
Discount rate (%)	6.5	6.5	6.6
Rate of compensation increase (%)	4.5	4.5	4.5

The Company’s net benefit plan expense (credit) is as follows:

	2002	2001	2000
Current service cost — defined benefit	5	2	1
Current service cost — defined contribution	6	5	4
Interest cost	7	5	5
Expected return on plan assets	(11)	(10)	(10)
Amortization of net transitional asset	(1)	(1)	(1)
Net benefit plan expense (credit)	6	1	(1)

Information about the Company’s defined benefit pension plans is as follows:

	2002		2001
	Pension plans grouped		Pension plans grouped
	by funded status		by funded status
	Surplus	Deficit	Surplus	Deficit
ACCRUED BENEFIT OBLIGATION
Accrued benefit obligation, beginning of year	53	42	48	33
Current service cost	1	4	1	1
Interest cost	3	3	4	1
Actuarial losses	1	14	5	8
Plan participants’contributions	—	1	—	—
Benefits paid	(4)	(1)	(5)	(1)
Accrued benefit obligation, end of year	54	63	53	42
PLAN ASSETS
Fair value of plan assets, beginning of year	128	21	136	23
Actual loss on plan assets	(4)	(5)	(3)	(2)
Employer contributions	—	5	—	2
Plan participants’contributions	—	1	4	—
Surplus applied to defined contribution plan	(6)	—	(4)	—
Benefits paid	(4)	(1)	(5)	(1)
Fair value of plan assets, end of year	114	21	128	22
FUNDED STATUS — SURPLUS (DEFICIT)	60	(42)	75	(20)
Unamortized net actuarial loss	18	21	4	3
Unamortized net transitional (asset) obligation	(11)	2	(12)	2
Other	—	—	—	(1)
Net accrued benefit asset (liability)	67	(19)	67	(16)

At December 31, 2002, the actuarial net present value of the accrued benefit obligation for other post-retirement benefit plans was $7 million (2001 — $7 million).

16.           SEGMENTED INFORMATION

Talisman’s activities are conducted in five geographic segments: North America, the North Sea, Southeast Asia, Sudan and other international locations. North America includes operations in Canada and the US. The North Sea includes operations in the UK and the Netherlands. The Southeast Asia segment includes operations in Indonesia, Malaysia and Vietnam. All activities relate to the exploration, development and production of oil, liquids and natural gas.

	North America(2)			North Sea(3)			Southeast Asia(4)
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Revenue
Gross sales
Oil and liquids	706	714	799	1,798	1,466	1,513	323	276	289
Natural gas	1,270	1,583	1,216	173	172	159	163	163	227
Synthetic oil	42	40	41	—	—	—	—	—	—
Sulphur	(4)	(5)	3	—	—	—	—	—	—
Total gross sales	2,014	2,332	2,059	1,971	1,638	1,672	486	439	516
Royalties	373	558	511	96	93	70	130	90	113
Net sales	1,641	1,774	1,548	1,875	1,545	1,602	356	349	403
Other	38	34	19	40	46	78	1	1	3
Total revenue	1,679	1,808	1,567	1,915	1,591	1,680	357	350	406
Segmented expenses
Operating
Oil and liquids	121	121	97	517	407	374	65	54	40
Natural gas	212	198	155	27	18	26	21	16	15
Synthetic oil	19	20	17	—	—	—	—	—	—
Pipeline	5	4	4	44	42	35	—	—	—
Total operating expenses	357	343	273	588	467	435	86	70	55
DD&A	614	585	478	701	558	512	87	93	83
Dry hole	128	54	29	9	21	15	4	8	17
Exploration	66	69	54	20	30	13	19	8	7
Other	77	11	51	55	(23)	(4)	11	(2)	14
Total segmented expenses	1,242	1,062	885	1,373	1,053	971	207	177	176
Segmented income (loss) before taxes	437	746	682	542	538	709	150	173	230
Corporate expenses
General and administrative
Interest on long-term debt
Currency translation
Total corporate expenses
Income before taxes
Property, plant and equipment	4,955	4,773	3,658	2,921	2,831	2,484	1,093	924	517
Goodwill	291	291	—	46	41	—	132	135	—
Other	350	265	410	387	371	389	205	137	189
Segmented assets	5,596	5,329	4,068	3,354	3,243	2,873	1,430	1,196	706
Non-segmented assets
Total assets
Capital expenditures
Exploration	321	314	252	134	106	46	36	31	30
Development	501	562	434	297	527	257	233	110	39
Exploration and development	822	876	686	431	633	303	269	141	69
Acquisitions(1)
Proceeds on dispositions
Other non-segmented
Net capital expenditures

	Sudan			Other			Total
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Revenue
Gross sales
Oil and liquids	828	638	589	—	—	—	3,655	3,094	3,190
Natural gas	—	—	—	—	—	—	1,606	1,918	1,602
Synthetic oil	—	—	—	—	—	—	42	40	41
Sulphur	—	—	—	—	—	—	(4)	(5)	3
Total gross sales	828	638	589	—	—	—	5,299	5,047	4,836
Royalties	328	248	252	—	—	—	927	989	946
Net sales	500	390	337	—	—	—	4,372	4,058	3,890
Other	1	1	1	—	—	(2)	80	82	99
Total revenue	501	391	338	—	—	(2)	4,452	4,140	3,989
Segmented expenses
Operating
Oil and liquids	84	66	64	—	—	—	787	648	575
Natural gas	—	—	—	—	—	—	260	232	196
Synthetic oil	—	—	—	—	—	—	19	20	17
Pipeline	—	—	—	—	—	—	49	46	39
Total operating expenses	84	66	64	—	—	—	1,115	946	827
DD&A	93	77	80	—	—	—	1,495	1,313	1,153
Dry hole	13	16	3	20	14	13	174	113	77
Exploration	6	11	8	74	29	18	185	147	100
Other	(5)	11	(1)	(7)	8	4	131	5	64
Total segmented expenses	191	181	154	87	51	35	3,100	2,524	2,221
Segmented income (loss) before taxes	310	210	184	(87)	(51)	(37)	1,352	1,616	1,768
Corporate expenses
General and administrative							138	108	95
Interest on long-term debt							164	139	136
Currency translation							(18)	73	—
Total corporate expenses							284	320	231
Income before taxes							1,068	1,296	1,537
Property, plant and equipment	772	767	748	301	166	94	10,042	9,461	7,501
Goodwill	—	—	—	—	—	—	469	467	—
Other	56	44	77	18	7	7	1,016	824	1,072
Segmented assets	828	811	825	319	173	101	11,527	10,752	8,573
Non-segmented assets							67	67	52
Total assets							11,594	10,819	8,625
Capital expenditures
Exploration	27	42	33	110	74	46	628	567	407
Development	71	75	37	118	41	5	1,220	1,315	772
Exploration and development	98	117	70	228	115	51	1,848	1,882	1,179
Acquisitions(1)							244	186	431
Proceeds on dispositions							(40)	(47)	(81)
Other non-segmented							26	30	15
Net capital expenditures							2,078	2,051	1,544

(1)	Excluding corporate acquisitions

(2)	North America		2002	2001	2000
	Revenues	Canada	1,674	1,808	1,567
		US	5	—	—
			1,679	1,808	1,567
	Property, plant	Canada	4,848	4,769	3,656
	and equipment	US	107	4	2
			4,955	4,773	3,658

(3)	North Sea		2002	2001	2000
	Revenues	UK	1,888	1,561	1,657
		Netherlands	27	30	23
			1,915	1,591	1,680
	Property, plant	UK	2,875	2,791	2,436
	and equipment	Netherlands	46	40	48
			2,921	2,831	2,484

(4)	Southeast Asia		2002	2001	2000
	Revenues	Indonesia	302	332	406
		Malaysia	50	18	—
		Vietnam	5	—	—
			357	350	406
	Property, plant	Indonesia	515	508	517
	and equipment	Malaysia	565	407	—
		Vietnam	13	9	—
			1,093	924	517

17.           SALE OF SUDAN OPERATIONS

On October 30, 2002, the Company signed an agreement for the sale of its operations in Sudan subject to government and consortium member approvals and other closing conditions. The impact of the sale of the Sudan operations is not included in the Consolidated Financial Statements of the Company as at December 31, 2002. The Company’s Consolidated Financial Statements will continue to include the Sudan operations until closing. Readers are referred to the segmented information in note 16 in which the Sudan operations are reported as a separate operating segment.

The estimated gross proceeds are $1.2 billion (US$758 million), including interest. The gain that will be recorded at the time of closing will be reduced by net cash receipts by Talisman from these operations from September 1, 2002 until closing. The gain on sale will be impacted by the timing of closing, foreign exchange rate movements, closing costs, interest on the sale proceeds and the Sudan operating results during the period to closing.

The gain that would have been recorded had the deal closed on December 31, 2002 is as follows:

Gross proceeds on sale of Sudan operations (US$758 million)	1,197
Less interim adjustments	(91)
1,106
Property, plant and equipment	772
Other assets	56
Accounts payable and accrued liabilities	(29)
Future income tax liability	(54)
Net carrying value at December 31, 2002	745
Estimated closing costs	(10)
Gain on disposal	351

Assuming the ultimate completion of the Sudan sale, the final adjustments will be increased by the amount of net income recorded by Talisman during 2003 related to the Sudan operations. Accordingly, the amount of gain on disposal that will ultimately be realized by Talisman will be reduced by the amount of net income recorded by Talisman related to the Sudan operations. The amount of net income recorded by Talisman related to the Sudan operations is dependent on the timing of closing and results of the Sudan operations during the period to closing. A longer period to closing will likely result in more income being recorded by Talisman and a lower gain on disposal. Higher prices which generally increase reported income would also reduce the gain on disposal as would lower operating costs.

18.           INFORMATION FOR US READERS

ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE US

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which, in most respects, conform to accounting principles generally accepted in the US (“US GAAP”). Significant differences between Canadian and US GAAP are as follows:

NET INCOME IN ACCORDANCE WITH US GAAP:

Years ended December 31
(millions of Canadian dollars)	Notes	2002	2001	2000
			restated, see note 2	restated, see note 2

Net income — Canadian GAAP		524	733	857
Foreign exchange loss	4,6	(56)	(44)	(3)
Depreciation, depletion and amortization	1,2,3,6,8	(26)	(66)	(66)
(Loss) gain on derivative instruments	4	(129)	237	(13)
Preferred security charges	6	(42)	(42)	(40)
Deferred income taxes	2,3,4,8	51	(95)	7
Loss on adoption of accounting standard	4	—	(48)	—
Results of operations held for sale, net of tax	8	(237)	(157)	(125)
		(439)	(215)	(240)
Net income before operations held for sale		85	518	617
Results of operations held for sale, net of tax	8	237	157	125
Net income — US GAAP		322	675	742
Net income per common share before operations held for sale (Canadian dollars)
Basic		0.64	3.84	4.48
Diluted		0.63	3.77	4.41
Net income per common share (Canadian dollars)
Basic		2.40	5.00	5.39
Diluted		2.37	4.91	5.31

COMPREHENSIVE INCOME IN ACCORDANCE WITH US GAAP:

Years ended December 31
(millions of Canadian dollars)	Notes	2002	2001	2000
			restated, see note 2	restated, see note 2
Net income — US GAAP		322	675	742
Other comprehensive income, net of tax:
Foreign exchange gain on translation of self-sustaining operations	7	170	—	—
Comprehensive income — US GAAP		492	675	742

BALANCE SHEET ITEMS IN ACCORDANCE WITH US GAAP ARE AS FOLLOWS:

December 31
(millions of Canadian dollars)	Notes	2002		2001
				restated, see note 2	restated, see note 2

		Canadian	US	Canadian	US
		GAAP	GAAP	GAAP	GAAP
Current assets	8	917	861	799	799
Sudan assets held for sale	8	—	842	—	—
Property, plant and equipment	1,2,3,8	10,042	9,653	9,461	9,881
Other non-current assets	4,6	635	651	559	707
		11,594	12,007	10,819	11,387
Current liabilities	8	989	960	1,204	1,204
Sudan liabilities held for sale	8	—	87	—	—
Long-term debt	4,6	2,997	3,530	2,794	3,272
Future income taxes	2,3,4,8	2,236	2,127	1,989	1,971
Other non-current liabilities		870	870	706	706
		7,092	7,574	6,693	7,153
Shareholders’ equity
Preferred securities	6	431	—	431	—
Common shares		2,785	2,785	2,831	2,831
Contributed surplus	5	75	92	77	94
Cumulative foreign currency translation	7	140	(30)	—	—
Accumulative other comprehensive income	7	—	170	—	—
Retained earnings	1-8	1,071	1,416	787	1,309
Total liabilities and shareholders’equity		11,594	12,007	10,819	11,387

(1)

Gains on property exchanges — Under both US and Canadian GAAP, property exchanges are recorded at the carrying value of the assets given up unless the exchange transaction includes significant cash consideration, in which case it is recorded at fair value. Under US GAAP, asset exchange transactions are recorded at fair value if cash consideration is greater than 25% (10% under Canadian GAAP) of the fair value of total consideration given or received. The resulting differences in the recorded carrying values of these properties result in differences in depreciation, depletion and amortization expense in subsequent years.

(2)

Income taxes and depreciation, depletion and amortization expense — In 2000, the Company adopted the liability method to account for income taxes. The change to the liability method has eliminated a difference between Canadian and US GAAP, however, in accordance with the recommendations of the Canadian Institute of Chartered Accountants (the “CICA”), the effect of the adoption under Canadian GAAP resulted in a charge to retained earnings, whereas, under US GAAP, the future tax costs that gave rise to the Canadian GAAP adjustment have already been reflected in property, plant and equipment. As a result of the implementation method, further differences in depreciation, depletion and amortization expense result in subsequent years.

In connection with the Company’s retroactive change in accounting under Canadian GAAP for foreign exchange gains and losses arising from long-term monetary items and the related tax effects as described in note 2, the Company has adjusted its income tax valuation allowance under US GAAP. These valuation allowances of $44 million and $22 million at December 31, 2001 and 2000, respectively, are consistent with the amounts that have now been established for Canadian GAAP. This change increases the US GAAP provision for deferred income taxes and reduces US GAAP net income in 2001 by $22 million (2000 — $21 million).

(3)

Impairments — Under both US and Canadian GAAP, property, plant and equipment must be assessed for potential impairments. Under US GAAP, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, then an impairment loss (the amount by which the carrying amount of the asset exceeds the fair value of the asset) should be recognized. Fair value is calculated as the present value of estimated expected future cash flows. As disclosed in note 1(c), under Canadian GAAP, the impairment loss is the difference between the carrying value of the asset and its net recoverable amount (undiscounted). The resulting differences in recorded carrying values of impaired assets result in further differences in depreciation, depletion and amortization expense in subsequent years. The CICA has adopted a new standard effective for 2003 that will eliminate this US/Canadian GAAP difference.

(4)

Forward foreign exchange contracts and other financial instruments — The Company has designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts are recognized in income concurrently with the hedged transaction. The fair values of the contracts deemed to be hedges are not reflected in the Consolidated Financial Statements.

Effective January 1, 2001, for US GAAP purposes, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities. Effective with the adoption of this standard, every derivative instrument, including certain derivative instruments embedded in other contracts, is recognized on the balance sheet at fair value. The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Management has not designated any of the currently held derivative instruments as hedges for US GAAP purposes and accordingly these derivatives have been recognized on the balance sheet at fair value with the change in their fair value recognized in earnings. In accordance with the transition provisions of SFAS No. 133, on January 1, 2001, the Company recorded a $48 million after tax non-cash loss in current earnings as a cumulative effect of accounting change.

(5)

Appropriation of contributed surplus — In 1992, concurrent with a change in control of the Company, $17 million of contributed surplus was appropriated to retained earnings to eliminate the deficit at June 30, 1992. This restatement of retained earnings is not permitted under US GAAP as the events that precipitated it did not constitute a quasi-reorganization.

(6)

Preferred securities — Under US GAAP, the Company’s preferred securities are treated as debt rather than equity and accordingly are translated at the rates of exchange in effect at the balance sheet date. Under Canadian GAAP, the preferred securities are translated at the historical rate of exchange. In addition, the annual preferred security charges under US GAAP are classified as an expense rather than a direct charge to retained earnings. Under US GAAP, the cost associated with the issuance of the preferred securities is recorded as an asset and is amortized over the term of the preferred securities. Under Canadian GAAP, this cost, net of tax, is charged directly to shareholders’equity. The fair market value of the preferred securities at December 31, 2002 was $494 million (2001 — $485 million).

(7)

Foreign exchange gains and losses on translation of self sustaining operations — Under US GAAP, foreign exchange gains and losses on translation of self-sustaining foreign operations are added, net of tax, to net income in determining comprehensive income. Under Canadian GAAP, such gains and losses are included as a separate component of shareholders’equity referred to as cumulative translation adjustment.

(8)

Discontinued operations — Under US GAAP, effective November 1, 2002, the Sudan assets are classified as Assets Held For Sale with the Sudan operating results, net of tax, classified on the income statement as results of operations held for sale until such date as the assets are sold. No depreciation, depletion or amortization would have been recorded commencing November 1, 2002 related to these assets.

NEWLY ISSUED US ACCOUNTING STANDARDS

SFAS NO. 143 — ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS:

Effective for 2003, this statement significantly changes the method of accruing for costs associated with the retirement of fixed assets for which an entity is legally obligated to incur. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement costs are to be allocated to expense using a systematic and rational method. The Company is evaluating the impact of this new standard.

SUMMARY US DOLLAR INFORMATION

Unless otherwise noted, all amounts in the Consolidated Financial Statements, including Accounting Principles Generally Accepted in the US above, are reported in millions of Canadian dollars. The following information reflects summary financial information prepared in accordance with US GAAP translated from Canadian dollars to US dollars at the average exchange rate prevailing in the respective year.

US$ million (except as noted)	2002	2001	2000
Total revenue	2,835	2,673	2,685
Net income	205	436	500
Net income per common share (US$/share)	1.53	3.23	3.63
Average exchange rate (US$/C$)	0.6368	0.6457	0.6732